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                             DISTRIBUTION AGREEMENT

     Agreement made this 23rd day of November, 1985, between DFA Investment Dimensions Group Inc. (the "Fund"), a Maryland corporation and DFA Securities Inc., an Illinois corporation ("DFA Securities").

     In consideration of the mutual promises and undertakings herein contained, and intending to be legally bound, the parties agree as follows:

     (1) The Fund hereby authorizes DFA Securities to supervise the sale of common stock issued by the Fund pursuant to the Registration Statement filed by the Fund with the U.S. Securities and Exchange Commission on Form N-1 (Registration No. 2-73948), as amended from time to time, during the term of this Agreement.

     (2) Sales of Fund shares shall be effected in the manner provided for in the then current prospectuses of the Fund and in the account registration forms provided by the Fund to DFA Securities.

     (3) In carrying out its responsibilities under Sections 1 and 4 of this Agreement, DFA Securities shall be governed by the Plan of Distribution adopted by the Fund under Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), and shall employ its best efforts to ensure that persons engaged as Regional Directors and Regional Representatives of DFA Securities and Dimensional Fund Advisors Inc. ("DFA") comply with applicable Federal and State regulatory requirements regarding the sale of securities, and with Sections 26(f) and (g) of the Rules of Fair Practice-of the National Association of Securities Dealers, Inc. ("NASD").

     (4) DFA Securities will utilize its best efforts to encourage and promote the sale of Fund shares in the manner provided by the Plan of Distribution of the Fund and, to this end, is authorized, together with DFA, to execute, deliver and perform in accordance with service agreements in the form attached hereto as Exhibit A with persons who are, in DFA Securities' judgment, qualified to sell shares of the Fund. DFA Securities, at its own expense or the expense of DFA, may provide such persons with research and resource material as may be reasonably necessary or desirable to promote the sale of Fund shares. Any such material which refers to the Fund shall be approved in writing by an executive officer of the Fund prior to dissemination. The Fund, at its own expense, shall provide DFA Securities with copies of such reports and other material sent by the Fund to its own stockholders as DFA Securities may reasonably request.

     (5) The Fund shall be responsible for, and shall bear the cost of, registration of Fund shares under applicable Federal and State securities laws. DFA Securities shall be responsible for, and shall bear the cost of, its own registration as a securities dealer under Federal and State law and of its membership in the NASD.

     (6) This Agreement shall become effective on the effective date of post-effective amendment Number 8 to the Securities Act Registration Statement of the Fund, provided that prior to such date this Agreement has been approved by a vote of a majority of the Directors of the Fund, cast in person, including a majority of those directors who are not parties to this Agreement or interested persons of any such party, at a meeting called for the purpose of voting on such approval, and shall continue in effect until December 22, 1986, and may be continued thereafter for consecutive terms each of one year, provided that any such continuance is approved in the manner provided above.

     (7) This Agreement shall terminate automatically in the event of its assignment and may be terminated by either party without penalty upon sixty days' written notice.

     (8) The terms "Person", "interested person" and "assignment" shall have the meanings ascribed thereto, respectively, under the 1940 Act.

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     (9)  Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Fund, at 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401, and if to DFA Securities, at 1299 Ocean Avenue, Suite 650, Santa Monica, California 90401.


     IN WITNESS-WHEREOF, the Fund and DFA Securities have caused this Agreement to be executed, and their corporate seals affixed hereto, by their respective officers thereunto duly authorized, as of the day and year above written.


                              DFA INVESTMENT DIMENSIONS GROUP INC.

(Corporate Seal)              By   Kenneth Rosenblum, President
                                   ----------------------------


                              DFA SECURITIES INC.
(Corporate Seal)
                              By   Rex A. Sinquefield
                                   ------------------